Exhibit 99.1

BioSig Technologies, Inc Closes $17.5 Million Common Stock Offering

Westport, CT, June 29, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”) and its majority-owned subsidiary, ViralClear Pharmaceuticals, Inc., today announced that it has closed on the sale of 2,187,500 shares of the Company’s common stock, at a purchase price of $8.00 per share, in a registered direct offering. The closing of the offering occurred on June 26, 2020.

The gross proceeds to the Company from this offering were $17.5 million, before deducting placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering to support commercialization, for working capital and general corporate purposes.

Ken Londoner, Chairman and CEO of BioSig Technologies, Inc., stated, “Our business performance remained strong in the second quarter of this year despite the challenging economic environment. We are pleased to see a growing demand for PURE EP Systems, with several centers awaiting installations. Our ViralClear subsidiary made tremendous progress with commencing the patient enrollment into Phase II clinical trial at a number of sites and is on track with the plan shared with investors on recent investor calls. These additional funds will allow us to continue to create shareholder value through timely execution.”

The Special Equities Group, LLC, a division of Bradley Woods & Co. LTD, acted as the placement agent for this transaction.

The shares of common stock were offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-230448) previously filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2019, and declared effective by the SEC on March 29, 2019. The offering of the securities was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, by contacting The Special Equities Group, LLC, a division of Bradley Woods & Co. LTD, 805 Third Ave., 18th Floor, New York, NY, 10022, at (212) 826-9191, or at the SEC's website at http://www.sec.gov .

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Viral Clear Pharmaceuticals and Merimepodib (MMPD)

BioSig’s subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed. A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133